Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
July 2, 2009
Encore Energy Partners LP
777 Main Street, Suite 1400
Fort Worth, Texas 76102
Ladies and Gentlemen:
          We have acted as counsel to Encore Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale of up to 9,430,000 common units representing limited partner interests in the Partnership (the “Common Units”) (including up to 1,230,000 additional Common Units to cover over-allotments, if any) pursuant to that certain Underwriting Agreement dated June 29, 2009 (the “Underwriting Agreement”) by and among the Partnership, Encore Energy Partners GP LLC, a Delaware limited liability company, and Encore Energy Partners Operating LLC, a Delaware limited liability company, on the one hand, and Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC, as representatives of the underwriters named in Schedule A thereto, on the other hand.
          We refer to the registration statement on Form S-3, as amended (No. 333-153768) (as amended, the “Registration Statement”), with respect to the offering of Common Units and other securities by the Partnership, as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). A final prospectus supplement dated June 29, 2009 (the “Prospectus Supplement”) relating to the offering of Common Units, together with the accompanying prospectus dated November 25, 2008 (the “Prospectus”), has been filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act.
          As the basis for the opinion hereinafter expressed, we examined the Second Amended and Restated Agreement of Limited Partnership, as amended to date, of the Partnership (the “Partnership Agreement”), the Underwriting Agreement, the Delaware Revised Uniform Limited Partnership Act (the “Act”), partnership records and documents, certificates of the Partnership, certain of its affiliates and public officials and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as certified or photostatic copies are true and correct copies of such documents and that all information submitted to us is accurate and complete.
     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

     1. The Partnership has been duly formed and is validly existing as a limited partnership under the Act.
     2. The Common Units, when issued and delivered on behalf of the Partnership against payment therefor as described in the Underwriting Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by (i) matters described in the Registration Statement, the Prospectus and the Prospectus Supplement under the captions “Risk Factors—Risks Inherent in an Investment in Us—Your liability may not be limited if a court finds that unitholder action constitutes control of our business,” “Risk Factors—Risks Inherent in an Investment in Us—Unitholders may have liability to repay distributions” and “Our Partnership Agreement—Limited Liability” and (ii) matters described in Sections 17-303, 17-607 and 17-804 of the Act).
     This opinion is limited in all respects to the federal laws of the United States of America and the Act, each as in effect on the date hereof.
     At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof. We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus and to the filing of this opinion as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under the provisions of the Securities Act, or the rules and regulations of the Commission issued thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.
STW/JAR/BGG